Exhibit 8.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650
+1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

[FORM OF OPINION]

Venus Concept Ltd.

255 Consumers Road, Suite 110

Toronto, ON M2J 1R4

Canada

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Ltd., a company organized under the laws of Israel (“Venus Concept”), in connection with the Merger, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 5, 2019, by and among Venus Concept, Restoration Robotics, Inc., (a corporation organized under the laws of Delaware (“Radiant”), and Radiant Merger Sub Ltd., a company organized under the laws of Israel and a direct, wholly-owned subsidiary of Radiant. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the registration statement on Form S-4 that was filed with the U.S. Securities and Exchange Commission in connection with the Merger (the “Form S-4”) each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have also relied, with the consent of Venus Concept, upon statements and representations made by officers of each of Venus Concept and Radiant, including in their respective letters delivered to us for purposes of rendering our opinion (collectively, the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate as of the Merger Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the Merger Effective Time, of the facts, information, statements, representations, warranties, covenants and assumptions set forth in the documents referred to above.

For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Form S-4 and that none of the terms and conditions contained therein have been waived or modified in any respect, and (ii) the Merger will qualify as a statutory merger under applicable Israeli or local laws.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents

ABU DHABI ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG ◆ HOUSTON ◆ KAZAKHSTAN ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH

NEW YORK ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH ◆ PRINCETON ◆ RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

Venus Concept Ltd.

executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Form S-4, the statements in the Form S-4 under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to United States Holders of Venus Concept Capital Stock—Qualification of the Merger as a Reorganization,” insofar as such statements express conclusions as to the application of U.S. federal income tax laws, represent our opinion as to the material U.S. federal income tax consequences generally applicable to the Merger.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the Form S-4 and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and the use of our name wherever appearing in the Form S-4 in connection with the material U.S. federal income tax consequences of the Merger. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

Reed Smith LLP